UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 7, 2013

ASCEND ACQUISITION CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51840	20-3881465
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 Ritch Street, Floor 3, San Francisco, California	94107
(Address of Principal Executive Offices)	(Zip Code)

(307) 734-2645
(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry Into a Material Definitive Agreement.

On January 7, 2013, Ascend Acquisition Corp. (the “Company”) entered into a letter agreement (the “Consulting Agreement”) with United Talent Agency (“UTA”). UTA is an affiliate of Jeremy Zimmer, who is a member of the Company’s board of directors. Under the Consulting Agreement, UTA will assist the Company in structuring partnerships with media companies, brands and/or personalities who have not been previously introduced to the Company (“Targets”), with the purpose of creating licensed games for mobile or social platforms. The Consulting Agreement is for a term of six months, with a six month tail. UTA will receive (i) a retainer of $15,000 per month of the term and (ii) a commission equal to 10% of the “net profits” (as defined in the Consulting Agreement) on each product resulting from a partnership that is entered into with a Target prior to the expiration of the tail. The retainer will be recoupable against any commission payments. UTA will continue to receive commissions after the term and tail with respect to partnerships meeting the foregoing conditions. UTA also will receive 150,000 warrants exercisable at $0.75 per share vesting over two years.

The preceding description of the terms, provisions and conditions of the Consulting Agreement is a summary and is qualified in its entirety by the Consulting Agreement that is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01.        Other Events.

On December 27, 2012, the Company entered into a license agreement (the “License Agreement”) with NGHT, LLC (“NGHT”), a wholly owned subsidiary of the National Geographic Society (“National Geographic”), for the purpose of developing, marketing and distributing a National Geographic branded game. Under the License Agreement, NGHT granted the Company a world-wide license to use certain of National Geographic’s trademarks and certain of its images, video clips and other content in the Company’s Dino Land game during the term of the agreement. NGHT also agreed to cooperate in the development of marketing and promotional events for the game. The Company generally has an exclusive license to the licensed property for use on iOS and Android for three years from the first commercial release of the game. In exchange, the Company will pay NGHT certain development and exclusivity fees and royalties. The term of the License Agreement runs until the later of the December 27, 2017 and the end of the “game term,” subject to earlier termination by the parties under certain conditions (including upon uncured material breach by either party, insolvency of either party and failure by the Company to achieve certain milestones in the game design). The “game term” generally runs for five years from the first commercial release of the game, except that the game term may end earlier in certain circumstances (including if the Company does not make a first commercial release within 12 months or does not operate the game on a commercially sustainable basis). Upon expiration of the “game term,” the Company may continue to operate the game for a maximum of six months using the trademarks and will have three months to submit a design document for a new game. The exclusivity or the entire License Agreement may be terminated by NGHT if the Company fails to submit a new design document within such three month period. The exclusivity also may be terminated by NGHT if the Company at any time fails to operate the game on a commercially sustainable basis. Upon expiration or termination of the License Agreement, NGHT will have the right to purchase the game at a price no less favorable than the Company would offer to any third party.

A copy of the press release issued by the Company announcing the agreement with NGHT is included as Exhibit 99.1 to this Current Report on Form 8-K.

2

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	United Talent Agency letter agreement

99.1	Press release.

3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 24, 2013	ASCEND ACQUISITION CORP.

	By:	/s/ / Craig dos Santos
Craig dos Santos
Chief Executive Officer

4